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                                                                    EXHIBIT 12.2


                         NORTHWEST AIRLINES CORPORATION
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                                  REQUIREMENTS
                              (DOLLARS IN MILLIONS)

                                                                   THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                      SEPTEMBER 30                    SEPTEMBER 30
                                                             -----------------------------    ----------------------------
                                                                1999              1998           1999             1998
                                                             ------------      -----------    -----------     ------------
EARNINGS:

Income (loss) before income taxes                            $       294       $     (352)    $      444      $       (156)
Less:  Income from less than 50%
          owned investees                                             23                2             58                 9
Add:
     Rent expense representative of interest (1)                      50               48            147               145
     Interest expense net of capitalized interest                     87               90            264               207
     Interest of mandatorily redeemable
        preferred security holder                                      7                5             20                16
     Amortization of debt discount and expense                         4                5             11                10
     Amortization of interest capitalized                              1                1              3                 3
                                                             ------------      -----------    -----------     -------------

     ADJUSTED EARNINGS (LOSS)                                $       420       $     (205)    $      831      $        216
                                                             ============      ===========    ===========     =============

FIXED CHARGES AND PREFERRED STOCK REQUIREMENTS:

Rent expense representative of interest (1)                  $        50       $       48     $      147      $        145
Interest expense net of capitalized interest                          87               90            264               207
Interest of mandatorily redeemable
     preferred security holder                                         7                5             20                16
Preferred stock requirements                                          --               --              1                 1
Amortization of debt discount and expense                              4                5             11                10
Capitalized interest                                                   4                6             12                12
                                                             ------------      -----------    -----------     -------------

     FIXED CHARGES AND PREFERRED
        STOCK REQUIREMENTS                                   $       152       $      154     $      455      $        391
                                                             ============      ===========    ===========     =============

RATIO OF EARNINGS TO FIXED CHARGES AND
     PREFERRED STOCK REQUIREMENTS                                   2.76               -- (2)       1.83                -- (2)
                                                             ============      ===========    ===========     =============



(1) Calculated as one-third of rentals, which is considered representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges and preferred stock requirements by $359 million and $175 million for the three and nine months ended September 30, 1998, respectively.